LETTER OF INTENT

BETWEEN:

SKINVISIBLE PHARMACEUTICALS, INC.
a Nevada company ("SKV")

-and-

Health First Distributors North America, Inc .
British Columbia company ("Health First DNA")

RE:  Acquisition of exclusive marketing rights to the antimicrobial hand sanitizer product identified as the Triclosan 1% formula manufactured by SKV, (the "Product")

1.    Product:

The product supplied by SKV to Health First DNA is an antimicrobial hand sanitizer product. This Letter of Intent deals only with this specific product and not to any other products manufactured by SKV now or in the future.

2.    Rights :

The rights to be granted involve the exclusive marketing and distribution rights to this Product, for North America, consisting of the countries of the United States of America, Canada and Mexico (the "Territory"). SKV agrees that it will transfer and assign to Health First DNA any marketing contracts involving the Product within the Territory, if any, upon completion of a formal Licensing Agreement and payment as required and subject to certain terms and conditions, as identified herein.

SKV also agrees to provide to Health First DNA, the research studies on the Product and its efficacy referred to in SKV’s existing marketing CD on the Product exclusively to Health First DNA as they relate to the Product. Subject to completion of a formal agreement and payment as described above, within the Territory these studies will only be provided to Health First DNA.

                  Health First DNA shall have the right of first refusal, subject to the completion of the North American marketing agreement to market products proprietary to Skinvisible using the Skinvisible trade name in any territory except for the rights already granted in the territories of S. Korea, China, Singapore, Hong Kong and Macao.

                 Health First DNA shall be given 30 days from receipt of notice by Skinvisible that an offer to purchase certain territory/territories has been made and to accept the new territory under the same terms as offered by the new party.

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3.   Price/Payment :

        ($1,000,000) USD payable as follows:

(a)     upon completion and signing of this Letter of Intent, Health First DNA agrees to pay to SKV a non-refundable deposit of
          $100,000 USD; this non-refundable deposit is to paid no later than the close of business on July 31, 2003, in order for the parties to continue towards an agreement; and

      (b)     the balance of $900,000.00 USD shall be payable on or before October 31, 2003. On or before August 31, 2003 the parties shall agree upon the terms of a formal License Agreement;

    In the event that payments are not made as set out or a mutual satisfactory formal agreement entered into within the time period set out, other than due to the fault of SKV, then SKV may, at its sole option terminate negotiations and retain, without claim or demand from Health First DNA, any deposits paid.

4.    Royalty :

In addition to the payments set out above Health First DNA agrees to pay SKV a royalty equal to five (5.0%) percent of Gross Revenues received by Health First DNA in relation to the Product, whether directly or indirectly, during the term of any agreement. The royalty shall be calculated and paid quarterly. Health First DNA shall supply SKV with such documentation, including receipts and invoices as shall be reasonably necessary to allow SKV to confirm the accuracy of the royalty payment made. SKV shall have the right to audit the royalty payments and Health First DNA shall pay the cost of the audit only if results indicate that payments are less than 90% of what they should have been. Quarterly payments must be made no later than 30 days after the end of each quarter during the term of the agreement.

5.    Performance:

In order to maintain this agreement and the exclusivity granted herein, during the term of the agreement, Health First DNA must make quarterly payments that amount to at least $5,000 USD during the first quarter, at least $10,000 USD during the second quarter, $15,000 USD during the third quarter, at least $20,000 USD during the fourth quarter and at least $25,000 USD each quarter thereafter, whether by royalty or otherwise (top up payment). In the event of failure to make the quarterly payments, in full, and on time, SKV shall have the option either to (1) terminate the agreement upon notice; or (2) terminate the exclusivity of the agreement in which case the minimum quarterly royalty payment amount will also cease. Quarterly payments will not be cumulative.

          6.    Conditions :

           Health First DNA – acknowledges that it has used the Product for 3 months and is content with its efficacy and quality.
           Subject to review of same, Health First DNA agrees to accept an assignment of other marketing contracts relating to the
           Product already in existence.

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7.     Patents:

SKV represents and warrants that it holds a US patent for the Product, and that it will provide it to Health First DNA for review. In addition, SKV advises that it has applied for Patent protection for the Product to the World International Property Organization for inclusive within the territory.

8.      Warranty :

SKV agrees that it will continue to manufacture the Product for Health First DNA according to the quality standards presently in place and as stated in the present Certificate of Analysis relating to the Product. SKV may assign its manufacturing obligations to third parties who shall be bound by the same standards. The parties shall mutually agree to terms as to minimum order quantities, packaging and other details in relation to order and delivery of the Product.

9.      Arbitration :

Any disagreements shall be referred to arbitration under the rules of the American Arbitration Association. If required the arbitration shall be dealt with by a sole arbitrator at Las Vegas, Nevada.

10.     Non-competition :

During the term of the agreement, Health First DNA agrees not to sell, market or be involved with any other product competitive to the Product, without the prior written consent of SKV.

11.     Assignment :

Health First DNA shall not be entitled to sell, transfer or assign its rights hereunder without the consent of SKV.

12.     Investigation :

Any information and documentation delivered by either party to the other shall will be treated as confidential except to the extent that (i) it was already known to that party or its representatives or available to that party on a non-confidential basis when received, (ii) it hereafter becomes lawfully obtainable from other sources; or (iii) it is disclosed by a party or its Principals in any document filed with any government agency or authority and available for public inspection.

13.     No Brokers :

The parties acknowledge and agree that they will each be responsible for any fees or expenses of any broker retained by them or on their behalf.

 14.      Expenses:

Each party shall bear its own costs and expenses (including all legal, accounting, investment banking and other costs) with respect to this transaction, whether the transaction is consummated or not, and the Agreement shall so provide.

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15.     Exclusivity :

Unless negotiations between Health First DNA and SKV are terminated (it being understood that SKV will not unilaterally terminate negotiations prior to August 31, 2003 as long as Health First DNA is proceeding expeditiously and in good faith), SKV agrees not to solicit, negotiate, act upon or entertain in any way an offer from any other person or entity to acquire any rights in or to the Product for the Territory without notice to Health First DNA of such inquiry or interest.

16.     Confidentiality :

Except as required by law or as the parties agree in connection with ongoing due diligence, this Letter will be kept strictly confidential, and neither party, nor its affiliates, shall disclose Health First DNA’s interest in the potential acquisition, or any of the terms and conditions thereof. To the extent that disclosure becomes legally required, Health First DNA or SKV, as the case may be, shall be notified promptly before the required disclosure is made.

17.      Non-Enforceability Termination :

Except for the obligations of Health First DNA for the payments set out herein, neither this Letter of Intent nor any past or future conduct of the parties hereto, their affiliates, agents or representatives (other than the execution and delivery of the definitive exclusive License Agreement) shall be deemed to constitute a binding or enforceable agreement. Without limiting the generality of the foregoing, Health First DNA and SKV each agree on behalf of themselves and their affiliates not to institute or maintain any claims or proceedings which seek to establish, or which are otherwise based upon an assertion, that any such contractual relationship exists, except pursuant to the definitive Licensing Agreement if finalized, negotiated, executed and delivered by the parties.

If the terms and conditions set forth above are acceptable to you, please so indicate by signing one copy of this letter below and returning it to the undersigned.

Skinvisible Pharmaceuticals, Inc .                                                            Agreed & Accepted

/s/ Terry Howlett                                                                                             July 9/ 03
____________________________________________ Date: _______________________________________________

Health First Distributors North America, Inc .                                         Agreed & Accepted

/s/ Lynda Vallon                                                                                             July 9/ 03
 ____________________________________________Date:   __________________________________________
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Addendum

  US Patent
  PCT Patent Application
  Product Price List
  Certificate of Analysis
  US Monograph – email
  Canada Monograph –email
  Canada DIN
  Distribution Agreement – Crosbie Kennedy Nasmark
  Approved Canada Label

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